UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

October 29, 2010

Date of Report (Date of earliest event reported)

PENNS WOODS BANCORP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	000-17077	23-2226454
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Ident. No.)

300 Market Street, P.O. Box 967, Williamsport, Pennsylvania	17703-0967
(Address of principal executive offices)	(Zip Code)

(570) 322-1111

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item  5.02                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 29, 2010, Penns Woods Bancorp, Inc. (the “Company”) and Jersey Shore State Bank (the “Bank”), a wholly-owned subsidiary of the Company, appointed Richard A. Grafmyre as President and Chief Executive Officer of each of the Company and the Bank.  Mr. Grafmyre will also be appointed to the Boards of Directors of each of the Company and the Bank no later than the first meetings of such Boards following his start date.   Mr. Grafmyre is 57 years of age and most recently served as President, Chief Executive Officer, and Chairman of FNB Bank, N.A., Danville, Pennsylvania since 1997.

In connection with the hiring of Mr. Grafmyre, Ronald A. Walko has resigned from his positions as President and Chief Executive Officer of the Company and the Bank, effective October 29, 2010.  Mr. Walko has been appointed Chairman of the Board of Directors of each of the Company and the Bank, and intends to work with Mr. Grafmyre over the next twelve to fourteen months to effect a smooth transition of responsibilities.

There have been no transactions within the last fiscal year, or any currently proposed transactions, in which the Company or the Bank was or is to be a participant and in which Mr. Grafmyre or his associates has or had a direct or indirect material interest which would be required to be reported under Item 404(a) of Regulation S-K.

Mr. Grafmyre entered into an employment agreement with the Company and the Bank, dated October 29, 2010 (the “Agreement”), a copy of which is attached hereto as Exhibit 10.1. The initial term of the Agreement is three years and expires on October 28, 2013, subject to annual renewals on October 29, 2013 and each October 29 thereafter absent notice of nonrenewal by either party at least 60 days prior to an annual renewal date.

Mr. Grafmyre’s initial base salary under the Agreement is $245,000. The Agreement provides for participation in employee benefit plans and programs maintained by the Company and the Bank for the benefit of their executive officers, including discretionary bonuses for years commencing January 1, 2011, participation in health, disability benefit, life insurance, pension, profit sharing, retirement and stock-based compensation plans and certain fringe benefits described in the Agreement. Under the terms of the Agreement, the Bank will pay the initiation fees and membership dues for Mr. Grafmyre and his spouse at the Williamsport Country Club and the Ross Club and any reasonable business-related expenses at such clubs. The Company will also provide Mr. Grafmyre with a mid-size automobile for his business use.

Under the terms of the Agreement, Mr. Grafmyre will receive a sign-on bonus of $50,000. The Agreement provides that if Mr. Grafmyre is terminated for “cause” or voluntarily terminates his employment without “good reason” during the one-year period following his start date, he will be required to pay back a pro-rata portion of the sign-on bonus based on the number of days worked during such one-year period. In addition, if Mr. Grafmyre does not relocate his primary residence to within 25 miles of the Company’s principal office during the one-year period following his start date, he will be required to pay back the entire sign-on bonus.

Pursuant to the Agreement, if, on or within 24 months following a “change in control” of the Company, the Company or the Bank terminates Mr. Grafmyre for a reason other than cause or disability, or if Mr. Grafmyre resigns after the occurrence of specified circumstances that constitute constructive termination (i.e., “good reason”), Mr. Grafmyre will receive a lump sum cash payment equal to two times his then current salary. If the Company or the Bank terminates Mr. Grafmyre for a reason other than cause or disability absent a “change in control,” Mr. Grafmyre will continue to receive his then current base salary and health insurance benefits for the greater of the remaining term of the Agreement or six months.

Additionally, if Mr. Walko, as Chairman of the Board of Directors of the Company and Bank, fails to relinquish day-to-day operational control of the Company and the Bank to Mr. Grafmyre by December 31, 2011, Mr. Grafmyre will have the right to voluntarily terminate his employment and receive continuation of his then current base salary for 12 months.

The Agreement provides for the reduction of any “change in control” payments to Mr. Grafmyre to the extent necessary to ensure that he will not receive “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), which otherwise would result in the imposition of a 20% excise tax under Section 4999 of the Code.

Upon termination of employment, Mr. Grafmyre will generally be subject to certain non-competition and non-solicitation covenants for one year. In the event Mr. Grafmyre’s employment terminates as a result of a notice of non-renewal of the Agreement by the Company or the Bank, the non-competition covenants will terminate upon his termination of employment.

The foregoing description is qualified by reference to the Agreement.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits:

10.1	Employment Agreement between Penns Woods Bancorp, Inc., Jersey Shore State Bank, and Richard A. Grafmyre dated October 29, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNS WOODS BANCORP, INC.

Dated: November 1, 2010

	By:	/s/ Ronald A. Walko
Ronald A. Walko
Chairman

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement between Penns Woods Bancorp, Inc., Jersey Shore State Bank, and Richard A. Grafmyre dated October 29, 2010.